Exhibit 10.25
BANC OF CALIFORNIA, INC. EMPLOYEE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
ARTICLE 1.
NAME, PURPOSE AND EFFECTIVE DATE OF PLAN
1.1.    Name and Purpose of Plan. The Plan shall be known as the Banc of California, Inc. Employee Severance Plan (the “Plan”). The purpose of this Plan is to provide severance benefits to employees of Banc of California, Inc. (together with its subsidiaries, the “Company”) and certain of its subsidiaries and other affiliates who experience an Employment Loss on or after the Effective Date. This Plan document also serves as a Summary Plan Description (“SPD”) and describes the provisions of the Plan that are in effect as of the Effective Date and thereafter. We urge you to read this SPD carefully so that you will understand the Plan as it applies to you.
1.2.    Effective Date. The Plan became effective on February 5, 2025 (the “Effective Date”). As of the Effective Date, any legacy severance pay plans from the Company or its predecessor entities have terminated and are of no further force or effect; provided that any individuals who, as of the Effective Date, had been notified in writing of their right to receive severance benefits under a prior plan or who were already receiving severance benefits under a prior plan shall continue to receive severance benefits in accordance with the prior plan; provided, further, that this provision will not impact any Other Company Agreement.
ARTICLE 2.
ELIGIBILITY AND BENEFITS
2.1.    Eligibility. Employees eligible to participate in the Plan (each, a “Participant”) must be employed on a salaried or hourly basis and have completed at least three (3) months of continuous service with the Company at the time of the Employment Loss. Any person who is classified by the Company as a temporary or seasonal employee or who is employed through an agency is not eligible to participate in the Plan, nor is any person who is classified as an independent contractor; and, accordingly, these individuals are excluded from the Plan.
2.2.    Employment Loss. A Participant shall receive or be eligible to receive the severance benefits described in Section 2.3 if the Participant experiences a termination of employment, initiated by the Company, that, as determined in the Administrator’s sole discretion, resulted directly from changes in the Company’s business needs, operations or organizations, including reorganizations, staffing changes, job eliminations and reductions in work force (an “Employment Loss”). For the avoidance of doubt, a termination of employment due to poor performance does not constitute an Employment Loss. Notwithstanding the foregoing, a Participant who has been notified in writing of an impending Employment Loss will not be eligible to receive severance benefits under this Plan if prior to the date of the Employment Loss:
(a)    the Participant (i) refuses or fails to perform an assignment, (ii) engages in conduct that may adversely affect the Company’s reputation or business relations or (iii) breaches any lawful written restrictive covenant agreement between the Participant and the Company or other lawful restrictive covenant obligations owed to the Company;

Exhibit 10.25
(b)    the Participant’s employment is terminated for Cause or due to the Participant’s death or disability, as such term is defined by the Company, in its sole and absolute discretion, or the Participant voluntarily terminates his or her employment; or
(c)    the Participant accepts another position with the Company or a successor thereto or rejects an offer of employment for a comparable position with the Company or a successor thereto. A position will generally be deemed comparable if the position (i) has job responsibilities and skill requirements that are similar to the Participant’s previous position and requires limited additional training to perform competently; and (ii) has a total target cash compensation opportunity of at least 80% of the Participant’s total target cash compensation opportunity at the time of the Employment Loss;
in each case, as determined by the Administrator in their sole discretion.
2.3.    Severance Benefits. Subject to the terms of the Plan, a Participant who meets the requirements in Section 2.2 shall receive or be eligible to receive:
(a)    Cash Severance. Subject to the conditions set forth in Section 2.5, a lump sum cash severance payment equal to one (1) week of Weekly Base Pay for each full Year of Service (the “Severance Benefit”); subject to the minimum number of weeks of Weekly Base Pay based on corporate title designation set forth in Exhibit A.
(b)    Welfare Benefit Continuation. If the Participant actively participates in the Company’s medical, dental and vision coverage under the Banc of California, Inc. Health & Welfare Plan, or its successor plan (“Welfare Benefits”), the Participant’s Welfare Benefits shall remain in effect through the end of the month of Employment Loss. After the end of the month of Employment Loss, the Participant may continue to receive the Welfare Benefits by timely and properly electing continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and the Participant shall be responsible for the entire COBRA premium for the applicable COBRA continuation period.
2.4.    No Duplication of Benefits. If, pursuant to an Other Company Agreement between a Participant and the Company, a Participant is eligible to receive cash severance under such agreement in an amount that exceeds the cash severance payable under this Article 2, such Participant’s right to cash severance shall instead be governed by the terms of such Other Company Agreement and no amount shall be payable under this Plan. In any other circumstances that would lead to the duplication of benefits, the Administrator also has the authority to reduce or eliminate severance benefits provided under this Plan to ensure there is no duplication or overpayment of benefits.
2.5.    Release. To receive the Severance Benefit, the eligible Participant must sign, return and not revoke a general release of claims in favor of the Company (the “Release”) in the form typically used by the Company at the time of the Employment Loss. Such Release will include, in the sole discretion of the Administrator, obligations of the eligible Participant to protect the Company and its Employees. The Release must be executed by the Participant and become effective and not be revoked by the Participant on the timing set forth in the Release and, in any

Exhibit 10.25
event, by the 55th day after the Participant’s date of Employment Loss (the “Review Period”). If the Release does not become effective or is revoked within the Review Period, the Participant will not be entitled to receive the Severance Benefit.
2.6.    Statement of Severance Benefits. Each Participant who experiences an Employment Loss will receive a personalized statement showing the calculation of his or her Severance Benefit at the time the Administrator provides the Participant with the Release.
2.7.    Time and Form of Payment. The Severance Benefit will be paid to the Participant in one lump sum as soon as administratively practicable following the date on which the Release becomes effective and irrevocable, but in no event later than the first to occur of (i) sixty (60) days after the Release becomes effective and irrevocable and (ii) March 15th of the calendar year following the calendar year during which the Participant experienced the Employment Loss. If the Review Period described in the Release spans two (2) taxable years, the payment will be made in the later of the two years, regardless of the year in which the Release is signed.
2.8.    Withholding. Severance payments are subject to federal and state income and Social Security tax withholdings and any other withholdings mandated by law. The Company shall have the right to deduct from all payments hereunder any taxes required by applicable federal, state or local law to be withheld therefrom.
2.9.    Payment of Severance Benefits upon a Participant’s Death. If a Participant dies after having satisfied all requirements to receive severance benefits, any severance benefits not already paid to them will be distributed to their legal successor as consistent with, and designated in a legal writing (e.g., an executed will) that is satisfactory to the Administrator, in their sole discretion.
2.10.    Effect of Severance Payments on Other Benefits. All other employee benefits cease and all employee benefit accruals will end on a Participant’s date of Employment Loss unless the terms of an employee benefit plan provide otherwise. Payments to a Participant under any employee benefit plan are governed solely by that plan, consistent with Section 2.4 above.
ARTICLE 3.
ADMINISTRATION OF THE PLAN
3.1.    Administration. The Administrator shall have the exclusive right, power and authority, in their sole discretion, to determine conclusively all questions arising in connection with the administration, interpretation and application of the Plan. Without limiting the generality of the foregoing, the Administrator shall have the sole and absolute discretionary authority to:
(a)    take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;
(b)    formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
(c)    decide all questions relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

Exhibit 10.25
(d)    resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and
(e)    process, and approve or deny, benefit claims and rule on any benefit exclusions.
Any and all interpretations and determinations by the Administrator under the Plan shall be final, conclusive and binding upon all persons. The Administrator may allocate, designate and appoint other persons or entities to carry out any of the Administrator’s duties and responsibilities under the Plan.
3.2.    Amendments and Termination. The Company reserves the right to, at any time and without prior notice, amend or terminate the Plan; provided that Participants who have been notified in writing of an Employment Loss prior to any amendment or termination of the Plan will not have their severance benefits reduced as a result of such amendment or termination.
3.3.    Governing Law. Except to the extent pre-empted by ERISA or other applicable federal law, the laws of the State of California will be the controlling law in all matters relating to this Plan, regardless of the choice-of-law rules of the State of California or any other jurisdiction.
3.4.    Successors; Assigns. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company (including successors and assigns by operation of law). Benefits under the Plan may not be assigned by the Participant.
3.5.    Arbitration. Any controversy or claim between an Employee or Participant and the Company arising out of or relating to or concerning this Plan and any dispute regarding such Employee’s or Participant’s employment or the termination thereof or any dispute regarding the application, interpretation or validity of this Plan will be finally settled by arbitration pursuant to the Employee’s or Participant’s existing arbitration agreement with the Company.
3.6.    No Right to Continued Employment. Nothing in this Plan shall affect the at-will employment status of any Employee.
3.7.    Section 409A. To the fullest extent applicable, severance and any other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”). To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, the Plan is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. The Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. An Employment Loss shall not be deemed to have occurred for purposes of any provision of this Plan providing for payment of amounts that constitute “nonqualified deferred compensation” unless or until such Employment Loss is also a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding anything contained in the Plan to the contrary, whenever a payment under the Plan may be paid within a specified period or on a specified date, the actual date of payment within the specified period or based on such date shall be within the Company’s sole discretion, so long as the payment is made within a period permitted

Exhibit 10.25
under Section 409A (as determined by the Company). For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment.
ARTICLE 4.
DEFINITIONS
4.1.    “Administrator” means the Executive Vice President of Human Resources, or such other person(s) or committee appointed from time to time by the Compensation, Nominating and Governance Committee to administer the Plan.
4.2.    “Cause” means, as determined by the Company, in its sole and absolute discretion, any of the following events:
(a)    the Participant’s refusal or willful failure to substantially perform the Participant’s duties for the Company;
(b)    the Participant’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its affiliates;
(c)    the Participant’s conviction of, or plea of nolo contendere with respect to, a felony (other than a traffic violation) or any crime involving, in the sole discretion of the Company, moral turpitude;
(d)    the Participant’s improper disclosure of proprietary information or trade secrets of the Company or its business;
(e)    the Participant’s falsification of any records or documents of the Company;
(f)    the Participant’s intentional or gross misconduct that injures the business or reputation of the Company;
(g)    the Participant’s illegal possession or use of a drug or narcotic on Company property; or
(h)    the Participant’s failure to satisfy Company expectations for performance of job duties after receiving feedback about their poor performance, whether written or verbal.
4.3.    “Code” means the Internal Revenue Code of 1986, as amended.
4.4.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
4.5.    “Employee” means any person employed by the Company.

Exhibit 10.25
4.6.    “Other Company Agreement” means an employment agreement or other similar agreement with the Company (regardless of form) and any other plan, policy or arrangement with the Company, other than a severance pay plan in effect prior to the Effective Date.
4.7.    “Weekly Base Pay” means the Participant’s base salary or wage rate at the time the Participant was notified in writing of the Employment Loss or at the time of the Employment Loss, whichever is greater, expressed as a weekly salary. For the avoidance of doubt, Weekly Base Pay excludes commissions, bonuses, overtime and any other extra lump sum compensation or payments provided to a Participant.
4.8.    “Years of Service” means the total number of consecutive twelve-month periods of service of a Participant based upon the Participant’s most recent date of hire or date of rehire, as applicable, through the date of the Participant’s Employment Loss. A partial year shall not be counted as a Year of Service.
ARTICLE 5.
CLAIMS FOR BENEFITS UNDER THE PLAN
5.1.    Claims for Benefits under the Plan. If an Employee or former Employee believes they should have been eligible to participate in the Plan or disputes the amount of benefits received under the Plan, such individual may submit a claim for benefits in writing to the Administrator within 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Administrator will, within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Administrator may take up to an additional 90 days; provided that the Administrator sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to request arbitration as set forth in Section 3.5, in lieu of bringing a civil action under Section 502(a) of ERISA, following an adverse decision after appeal. The Administrator will have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim will be deemed denied and the claimant will be permitted to exercise their rights to review pursuant to Sections 5.2 and 5.3.
5.2.    Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of their benefits, the individual may submit comments, records, documents or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided

Exhibit 10.25
reasonable access to and copies of all documents, records and other information relevant to the claim.
5.3.    Disposition of Claim. The Administrator will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific Plan provision(s) upon which the decision was based, (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and (4) contain a statement of the individual’s right to request arbitration as set forth in Section 3.5, in lieu of bringing a civil action under Section 502(a) of ERISA.
5.4.    Exhaustion. An individual must exhaust the Plan’s claims procedures prior to proceeding with arbitration as set forth in Section 3.5 of the Plan.

Exhibit 10.25
GENERAL INFORMATION

Plan Name	Banc of California, Inc. Employee Severance Plan component of the Banc of California, Inc. Health & Welfare Plan
Name, Address and Telephone Number of Plan Sponsor	Banc of California, Inc. 3 MacArthur Pl Santa Ana, California 92707 (855) 361-2262
Plan Sponsor’s I.D. No. (EIN)	04-3639825
Plan Number	502
Type of Plan	The Plan is a welfare benefit plan that provides severance benefits.
Type of Administration	The Plan is administered by the Company.
Name, Address and Telephone Number of Plan Administrator	Banc of California, Inc. 3 MacArthur Pl Santa Ana, California 92707 (855) 361-2262
Agent for Service of Legal Process	CT Corporation System 330 North Brand Boulevard Glendale, CA 91203
Plan Year	January 1 – December 31

STATEMENT OF ERISA RIGHTS
The following statement is required by federal law and regulations
As a participant in the Banc of California, Inc. Employee Severance Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information About Your Plan and Benefits
·    Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
·    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
·    Receive a summary of the Plan’s annual Form 5500. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Exhibit 10.25

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and if you have exhausted the internal claims procedures available to you under the Plan (discussed in Article 5 above) you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Exhibit 10.25
EXHIBIT A
Minimum Weeks of Weekly Base Pay for Severance Benefits

Corporate Title Designation	Minimum Weeks of Weekly Base Pay
EVP	16
SVP	12
VP	8
AVP	6
Officer/Analyst	6
Full-time (non-officer)	4

Notwithstanding the foregoing, the Company reserves the right to depart from the calculation for determining the amount of the Severance Benefit when a Participant’s attendance, job performance or other job-related conduct justifies an upward or downward adjustment in the Severance Benefit. The Company will treat like cases similarly.